press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date Immediate	contact Ann Marie Luhr
November 28, 2007	716-687-4225

MOOG ANNOUNCES CFO RETIREMENT

Moog Inc. (NYSE: MOG.A and MOG.B) announced that Robert R. Banta, Executive Vice President and Chief Financial Officer, has announced his intention to retire. Mr. Banta joined Moog in 1983 as Chief Financial Officer after a career in commercial banking. Over his twenty-five year career with Moog, Mr. Banta served as the architect of Moog’s financial structure while the Company grew from $166 million in sales to $1.558 billion and Moog’s market capitalization increased to nearly $2 billion. Mr. Banta will continue to actively serve as a Director on Moog’s Board, a position he was first elected to in 1990.

The Moog Directors also elected John Scannell to the position of Chief Financial Officer. Mr. Scannell is currently Vice President of Contracts and Pricing. He began his career with Moog seventeen years ago in Europe. He managed engineering in Moog Ireland and then moved to become Operations Manager in Moog’s German company. He returned to Ireland as General Manager and in 2003 he joined Moog’s Aircraft Group in East Aurora, New York where he became Program Director for flight control actuation on the Boeing 787. Mr. Scannell holds bachelor’s and master’s degrees in electrical engineering from the University College at Cork, Ireland and an MBA from the Harvard Business School.

In a related promotion, Moog’s Directors elected Donald R. Fishback Vice President of Finance. Mr. Fishback has held the position of Corporate Controller and Principal Accounting Officer since 1985. He joined Moog in 1981 in the internal audit function after working as a certified public accountant for Deloitte & Touche. Mr. Fishback holds a BA in business from Westminster College in Pennsylvania and an MBA from SUNY at Buffalo.

“Bob Banta has been my partner and confidant for the last twenty years” said R. T. Brady, Chairman and CEO, “and has made an extraordinary contribution to the development of our Company as we know it today. Fortunately, we have talented people like John Scannell and Don Fishback to continue to build on the financial structure that Bob put in place.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, marine and medical equipment. Additional information about the company can be found at www.moog.com.